December 22, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $993.3 billion increased 13% over November 2019 and 8% over October 2020. Record financial assets under management of $163.8 billion increased 10% over November 2019 and 8% over October 2020. The growth of client assets was primarily driven by equity market appreciation.

“Although we continue to experience solid interest from prospective financial advisors across all of our affiliation options, the recruiting environment has become increasingly competitive,” said Chairman and CEO Paul Reilly. “The investment banking pipeline remains healthy and institutional fixed income activity continues to be strong.”

Net loans at Raymond James Bank of $21.6 billion increased 3% over November 2019 and were flat compared to October 2020.

Record clients’ domestic cash sweep balances of $58.8 billion increased 58% over November 2019 and 3% over October 2020.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $993 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	November 30, 2020	November 30, 2019	October 31, 2020	November 30, 2019	October 31, 2020
Client assets under administration	$993.3	$876.4	$922.6	13%	8%
Private Client Group assets under administration	$943.4	$835.9	$874.7	13%	8%
Private Client Group assets in fee-based accounts	$512.5	$431.5	$471.1	19%	9%
Financial assets under management	$163.8	$148.5	$151.0	10%	8%

Raymond James Bank loans, net	$21.6	$21.0	$21.6	3%	—%

Clients’ domestic cash sweep balances	$58.8	$37.1	$57.0	58%	3%